Exhibit 5.1
May 16, 2008
BioScrip, Inc.
100 Clearbrook Road
Elmsford, New York 10523
     Re:      BioScrip, Inc. — Registration Statement on Form S-8
Ladies and Gentlemen:
     As executive vice president, secretary and general counsel of BioScrip, Inc., a Delaware corporation (the “Company”), I have participated in the preparation of the Company’s Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission relating to the registration under the Securities Act of 1933, as amended, of 3,580,339 shares (the “Shares”) of the Company’s Common Stock, par value $.0001 per share (“Common Stock”). The Shares consist of (i) 3,370,000 Shares that have been or may be issued pursuant to the Company’s 2008 Equity Incentive Plan (the “2008 Plan”); (ii) 160,339 Shares of restricted Common Stock issued pursuant to certain restricted stock grant agreements (the “Restricted Stock Grant Agreements”); and (iii) 50,000 Shares issuable upon the exercise of certain stock option agreements (the “Option Agreements”). The Shares issued pursuant to the Restricted Stock Grant Agreements and the options granted under the Option Agreements were issued in reliance on NASDAQ Marketplace Rule Section 4350(i)(iv) as issuances to persons who had not previously been an employee or director of the Company as an inducement material to such persons entering into employment with the Company.
     As general counsel, I have examined and relied upon the originals, or copies certified or otherwise identified to my satisfaction, of (i) the Certificate of Incorporation and By-Laws of the Company, as amended and in effect as of the date of this opinion; (ii) the 2008 Plan; (iii) the Restricted Stock Grant Agreements; (iv) the Option Agreements; (v) resolutions adopted by the Company’s Board of Directors and Management Development and Compensation Committee; and (v) such other records, documents, certificates and instruments as in my judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, I have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to me as certified, conformed or photographic copies, and as to certificates of public officials, I have assumed the same to have been properly given and to be accurate.
     I am authorized to practice law in the states of New York and Connecticut. The opinions expressed herein are limited in all respects to the corporate laws of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect that such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.
     Based upon the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, I am of the opinion that: (i) the Shares have been duly authorized for issuance; (ii) the Shares issued pursuant to the Restricted Stock Grant Agreements, and any Shares previously issued under the 2008 Plan, are validly issued, fully paid and non-assessable; and (iii) the remaining Shares, when issued in accordance with the terms of the respective underlying documents in exchange for the consideration provided for therein, as applicable, will be validly issued, fully paid and non-assessable.
     This opinion is given as of the date hereof, and I assume no obligation to advise you after the date hereof of facts or circumstances that come to my attention or changes in law that occur that could affect the opinions contained herein. This opinion is being rendered solely for the benefit of BioScrip, Inc. in connection with the

BioScrip, Inc.
May 16, 2008

matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without my prior written consent.
     I am an officer and director of the Company and each of the Company’s subsidiaries. I own an aggregate of 124,177 shares of Common Stock and options to purchase 431,178 shares of Common Stock and have the right to participate in the 2008 Equity Incentive Plan.
     I consent to the filing of this opinion as an Exhibit to the Registration Statement.

Very truly yours,
/s/ Barry A. Posner
Barry A. Posner
General Counsel